EXHIBIT 10.45

CAMERON INTERNATIONAL CORPORATION
NON-QUALIFIED STOCK OPTION AGREEMENT

Effective Date:  October 17, 2013

1.            Purpose.  As an additional incentive and inducement to you to remain in the employment of Cameron International Corporation (the “Company”) or one of its direct or indirect subsidiaries or affiliate (“Subsidiary”) and to acquire an ownership position in the Company, thereby aligning your interests with those of the Company and its stockholders, the Company hereby grants to you, the “Optionee”,  the option to purchase common stock of the Company from the Company (the “Options”) at the times and upon the terms and conditions set forth on the attached Notice of Grant of Stock Options and this Option Agreement (the “Agreement”).  If Optionee completes, signs, and returns one copy of this Agreement to the Company in Houston, Texas, U.S.A., this Agreement will become effective as of October 17, 2013.

2.            Terms Subject to the Plan.  The Agreement is expressly subject to the terms and provisions of the Company's Equity Incentive Plan (the "Plan"), as indicated in your Notice of Grant of Stock Options.  A copy of the Plan is available on the Cameron Intranet under the Legal Section.  In the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control.

3.            Purchase Price.  The purchase price of the Shares of the Company’s common stock subject to the Agreement shall be $64.97 per Share.

4.            Vesting.  The Options granted pursuant to this Agreement may be exercised, in whole or in part, but only as to the number of Options as to which the right to exercise has vested at the time of exercise, during the period beginning October 17, 2014 (one year from the date on which they were granted), and ending October 17, 2023 (ten years from the date on which Option was granted.)

5.            Exercise of Option.  The Options granted herein may be exercised as to vested Options, in whole or in part, from time to time by the Optionee by giving written notice to the Secretary of the Company on or prior to the date on which the Option terminates.  Such notice shall identify the Option and specify the number of whole Shares that the Optionee desires to purchase.  Any notice of exercise shall be in a form substantially similar to the form attached hereto.  Payment of the purchase price of the Shares that the Optionee desires to purchase shall be tendered in full at the time of giving notice by (i) cash, check in U.S. Dollars, or bank draft payable and acceptable to the Company (or the equivalent thereof acceptable to the Company), (ii) Shares theretofore owned and held by the Optionee for more than six months, (iii) a combination of cash and Shares theretofore owned and held by the Optionee for more than six months,  or (iv)  the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price.  The notice shall not be considered to be properly given unless accompanied by all documentation deemed appropriate by the Company to reflect exercise of the Option and compliance with all applicable laws, rules and regulations.

6.            Shares Subject to Listing and Registration.   The Option granted herein shall be subject to the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any applicable state, federal or foreign law.  This Option may not be exercised in whole or in part unless such listing, registration or qualification shall have been effected or obtained free of any conditions not reasonably acceptable to the Board of Directors.

7.            Changes in the Company's Capital Structure.  The number of Shares subject to the Option and the price per Share payable upon exercise of the Option shall be subject to the provisions of the Plan relating to adjustments to corporate capitalization, provided; however, that in the event of any reorganization, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split or other similar change in corporate structure affecting the Shares subject to the Option, the Option shall be appropriately adjusted to reflect such change, but only so far as is necessary to maintain the proportionate interest of the Optionee and preserve, without exceeding, the value of such Option.

8.            Covenant Not To Compete, Solicit or Disclose Confidential Information.

(a)            The Optionee acknowledges that the Optionee is in possession of and has access to confidential information, including material relating to the business, products or services of the Company and that he or she will continue to have such possession and access during employment by the Company.  The Optionee also acknowledges that the Company’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Optionee agrees that as partial consideration for the Option granted herein that should the Optionee engage in any “Detrimental Activity,” as defined below, at any time during his or her employment or during a period of one year following his or her termination the Company shall be entitled to: (i) cancel any unexercised portion of the Option; (ii) recover from the Optionee the value of any portion of the Option that has been exercised; (iii) seek injunctive relief against the Optionee; (iv) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Option grant, and (v) set-off any such sums to which the Company is entitled hereunder against any sum which may be owed the Optionee by the Company.

(b)            “Detrimental Activity” for the purposes hereof, other than with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control” (as defined in Section 9(b) hereof), or termination following a reduction in job responsibilities, shall include: (i) rendering of services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company; (ii) disclosing to anyone outside the Company, or using in other than the Company’s business, without prior written authorization from the Company, any confidential information including material relating to the business, products or services of the Company acquired by the Optionee during employment with the Company; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company to leave his or her employment, whether done on Optionee’s own account or on account of any person, organization or business which is or becomes competitive with the Company, or (iv) directly or indirectly soliciting the trade or business of any customer of the Company.  “Detrimental Activity” for the purposes hereof with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control”, or termination following a reduction in job responsibilities, shall include only part (ii) of the preceding sentence.

9.            Termination of Employment.

(a)            If the Optionee’s employment terminates at age 60 or older, for reasons other than “Cause” (as defined below), and the Optionee has at least ten years of continuous service with either or both the Company or a Subsidiary, any unvested Options shall continue to vest and be payable according to the terms of the Agreement; except that, if such termination occurs within one year from grant date, the number of Options that will continue to vest shall be reduced to be proportionate to that portion of the year between grant date and termination date and the balance of the Option shall be immediately cancelled. The Optionee shall have the right to exercise the Option at any time within the lesser of: (i) the term of the option, or (ii) a three (3) year period commencing on the day next following such termination.  “Continuous service” shall mean ten (10) years of continuous and uninterrupted employment of the Optionee by either or both of the Company or a Subsidiary from their most recent date of hire; and

(b)            If the Optionee is an executive officer, as determined annually by the Chief Executive Office of the Company, age 65 or older with at least ten years of continuous service with either or both of the Company or a Subsidiary and the Optionee’s employment terminates for reason other than Cause, or death or “Long-term Disability”, any unvested Options shall continue to vest according to the terms of the Agreement and the Optionee shall have the right to exercise the Options according to the terms of the Agreement; and

(c)            If the Optionee’s employment terminates by reason of death or “Long-term Disability”, of the Optionee, the Option shall vest in full, as of the date of death or the date of such termination and be exercisable pursuant to the terms of Section 5, and the Optionee or his/her personal representatives, heirs, legatees or distributees shall have the right to exercise the Option granted hereunder at any time within the lesser of:  (1) the term of the Option or, (ii) a three (3) year period commencing on the date next following the date of such termination.  For purposes of this Agreement, “Long-term Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; and

 (d)            If the Optionee’s employment terminates by reason of a workforce reduction, the Options shall continue to vest and be exercisable according to their terms; except that, if such termination occurs within one year from the effective date of the grant, the number of Options that will vest in full shall be reduced to be proportionate to that portion of the year between such effective date and the date of termination, and the balance of the grant shall be immediately cancelled; and

(e)            If the Optionee’s employment terminates voluntarily other than as provided for in Sections (a), (b), (c) or (d) above, or as a result of involuntary termination other than for Cause or as provided for in Sections (c) and (d) above, no additional Options shall vest for the benefit of the Optionee after the termination date, and the Options shall be exercisable by the Optionee, with respect to those Shares which had already vested only, within a three (3) month period after such termination or the term of the Options, whichever is less, but only to the extent exercisable immediately prior to the date of termination; and

 (f)            If the Optionee’s employment is terminated for Cause, the Options shall terminate and no longer be exercisable for either the vested or the unvested Options; and

 (g)            Any other agreement between the Optionee and the Company notwithstanding, if there is a termination of Optionee’s employment either by the Company without “Cause” or by the Optionee for reasons that would constitute “constructive termination” under applicable law during the period from the earlier of the occurrence of any of the events that would cause a “Change in Control” (as defined below) or the date of the agreement by the Company to enter into a transaction which results in a “Change in Control” or within two years following a “Change in Control”, the Options shall immediately vest and be payable in full pursuant to the terms of Section 5.

 (h)    “Cause” for the purposes hereof, shall mean the Optionee has (1) engaged in gross negligence or willful misconduct in the performance of his or her duties and responsibilities respecting his or her position with the Company or a Subsidiary; (2) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting his or her position with the Company or a Subsidiary; (3) breached any material policy or code of conduct established by the Company or a Subsidiary and affecting the Optionee; (4) engaged in conduct that Optionee knows or should know is materially injurious to the Company or a Subsidiary; (5) been convicted of a felony or a misdemeanor involving moral turpitude; or (6) engaged in an act of dishonest or impropriety which materially impairs the Optionee’s effectiveness in his or her position with the Company or a Subsidiary.

 (i)   “Long-term Disability” for the purposes hereof, shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

 (j)          “Change in Control” for the purposes of this Agreement, shall mean the earliest date on which:

(i)	any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; or

(ii)	individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

(iii)	a merger or consolidation involving the Company or its stock, or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company unless, immediately following such transaction less than a majority of the then outstanding voting securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by all or substantially of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction (treating, for purposes of determining whether the majority ownership continuity test is met, any ownership of the voting securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or their ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction).

(iv)	a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the voting securities of the Company then outstanding; or

(v)	all or substantially all of the assets of the Company are sold or transferred to a Person as to which (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Optionee, or a group of Persons which includes the Optionee, acquiring more than 20% of either the combined voting power of the Company’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

10.            Employment.  This Agreement is not an employment agreement.  Nothing contained herein shall be construed as creating any employment relationship.

11.            Notices.  All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party.  Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:
Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention:  Corporate Secretary
Telephone:  713-513-3322

12.            Definitions.  All undefined capitalized terms used herein shall have the meanings assigned to them in the Plan.

13.            Successors and Assigns.  Subject to the provisions of Paragraph 9 hereof, this Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Optionee and the successors and assigns of the Company.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Texas.  In no event shall an Option granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Optionee other than: (i) by will or the laws of descent and distribution; or (ii) pursuant to the qualified domestic relations order (as defined by the Internal Revenue Code); or (iii) with respect to grants of nonqualified stock options, by transfer by an Optionee to a member of the Optionee’s Immediate Family, or to a partnership or limited liability company whose only partners or shareholders are the Optionee and members of his Immediate Family.  However, any grant transferred shall continue to be subject to all terms and conditions contained in the Agreement.

14.            Tax Withholding.

(a)            Regardless of any action the Company or Optionee's employer (the “Employer”) takes with respect to any or all income tax (including foreign, federal, state and local tax), social insurance, payroll tax, payment on account or other tax-related items related to Optionee's participation in the Plan and legally applicable to Optionee (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee's responsibility and may exceed the amount actually withheld by the Company and/or the Employer.  Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including but not limited to, the grant, vesting, exercise of the Option, the issuance of Shares upon exercise, the subsequent sale of Shares acquired pursuant to the exercise of the Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee's liability for Tax-Related Items or achieve any particular tax result.  Further, if Optionee has become subject to tax in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

                (b)           Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Optionee authorizes the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) accept a cash payment in U.S. Dollars in the amount of Tax-Related Items, (ii) withhold whole Shares which would otherwise be delivered to Optionee having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Optionee's wages or other cash compensation which would otherwise be payable to Optionee by the Company and/or the Employer, equal to the amount necessary to satisfy any such obligations, (iii) withhold from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee's behalf pursuant to this authorization), or (iv) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Optionee have submitted an irrevocable notice of exercise.

                (c)            To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Optionee are deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.  Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee's participation in the Plan that cannot be satisfied by the means previously described. The Company shall have sole discretion to deliver the Shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section and Optionee unconditionally consents to and approves any such action taken by the Company.  Optionee (or any beneficiary or person entitled to act on Optionee's behalf) shall provide the Company with any forms, documents or other information reasonably required by the Company.

        15.            Consent to Collection, Processing and Transfer of Personal Data.

(a)            Pursuant to applicable personal data protection laws, the Company and the Employer (if different) hereby notify the Optionee of the following in relation to the Optionee's personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Option and the Optionee's participation in the Plan. The collection, processing and transfer of the Optionee's personal data are necessary for the Company’s administration of the Plan and the Optionee's participation in the Plan. The Optionee's denial and/or objection to the collection, processing and transfer of personal data may affect the Optionee's participation in the Plan. The Optionee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b)            The Company and the Employer (if different) hold certain personal information about the Optionee, including the Optionee's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Optionee's favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Optionee or collected, where lawful, from third parties, and the Company and Employer (if different) will process the Data for the exclusive purpose of implementing, administering and managing the Optionee's participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Optionee's country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Optionee's participation in the Plan.

(c)            The Company and the Employer (if different) will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee's participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Optionee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Optionee's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Optionee's behalf to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired pursuant to the Plan.

(d)            The Optionee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (iv) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Optionee's participation in the Plan. The Optionee may seek to exercise these rights by contacting the Company’s Corporate Secretary’s Department.

16.            English Language. The Optionee acknowledges and agrees that it is the Optionee's express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If the Optionee has received the Agreement, the Plan or any other documents related to the Options translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

17.            Nature of Grant.

In accepting the award of Options, Optionee acknowledges that:

(a)            The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(b)            The grant of Options is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future; future awards, if any, will be at the sole discretion of the Company.

(c)            The Optionee is voluntarily participating in the Plan.

(d)            An Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Optionee's employment contract, if any.

(e)            The Options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

(f)            The Options will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Options will not be interpreted to form an employment contract with any Subsidiary.

(g)            This Agreement shall not confer upon the Optionee any right to continuation of employment by the Employer, nor shall this Agreement interfere in any way with the Employer’s right to terminate the Optionee's employment at any time, as may be permitted under local law.

(h)            The future value of the underlying Shares is unknown and cannot be predicted with certainty; if the value of the Shares does not increase after the time of grant, this Option will have no value.

(i)            If the Options vest and the Optionee obtains Shares, the value of those Shares acquired may increase or decrease in value.

(j)            In consideration of the grant of the Options, no claim or entitlement to compensation or damages shall arise from termination of the Options or diminution in value of the Options or Shares acquired upon exercise of the Option resulting from termination of the Optionee's employment (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and the Employer (if different) from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Option, the Optionee will be deemed irrevocably to have waived the Optionee's entitlement to pursue such claim.

(k)            In the event of involuntary termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to receive Options and vest under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Optionee’s right to exercise Options and vesting in Options after termination of employment, if any will be measured by the date of termination of Optionee’s active employment and will not be extended by a notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the award of the Options.

(l)            The Options and benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

18.            Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.            Not Providing Advice.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the Shares underlying the Option.  Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

20.            Governing Law.  All questions concerning the validity, construction and effect of this Award Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws.

21.            Appendix Terms. Notwithstanding any provisions of this Agreement to the contrary, the Option shall be subject to such special terms and conditions for the Optionee's country of residence (and country of employment, if different), as are set forth in the Appendix to this Agreement (the “Appendix”). Further, if the Optionee transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Optionee's transfer). In all circumstances, the Appendix shall constitute part of this Agreement.

22.            Additional Requirements. The Company reserves the right to impose other requirements on the Options, any Shares acquired pursuant to the Options, and the Optionee's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Options and the Plan. Such requirements may include (but are not limited to) requiring the Optionee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

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